Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES PLANS TO CLOSE TWO BRANCHES

Mountain Grove, Missouri (March 12, 2012) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced that the Bank plans to close its branches located at Highway 160 West, Theodosia, Missouri and 112 E. 5th Street, Galena, Missouri.  Customers at the Theodosia Branch will have their accounts and other banking services transferred to the Bank’s branch located at 203 East Elm, Gainesville, Missouri and customers at the Galena branch will have their accounts and other banking services transferred to the Bank’s branch located at 123 Main Street, Crane, Missouri.  Mailings have been sent to the customers at these branches and the changes are scheduled to take effect on June 1, 2012.

R. Bradley Weaver, Chairman and CEO of the Company and the Bank stated, “We looked at the expense of those two branches and looked at the transaction volume and decided it would be in our best interest to consolidate those branches and reduce the costs.”

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Company's Order to Cease and Desist and the Bank's Agreement with the Director of the Division of Finance of the State of Missouri, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC, including but not limited to the Form 10-K for the year ended June 30, 2011 and the Form 10-Q for the quarter ended December 31, 2011. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  R. Bradley Weaver, CEO - (417) 926-5151